CHEMFAB CORPORATION
                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of the 5th day of August, 1997, by and between John W. Verbicky, Jr., an individual residing at 60 Highland Avenue, York Beach, Maine 03910 (the "Employee"), and Chemfab Corporation, a Delaware corporation with its principal place of business at 701 Daniel Webster Highway, Merrimack, New Hampshire 03054 (the "Employer").

     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     Section l. Freedom to Contract. The Employee hereby represents that he is free to enter into this Agreement and that he has not made and will not make any agreement in conflict with this Agreement.

     Section 2. Employment and Effective  Date.      This Agreement is effective
as of August 5, 1997 (the "Effective Date"). As of the Effective Date, the Employer hereby continues to employ the Employee, and the Employee hereby accepts his continued employment by the Employer, as Executive Vice President and Chief Operating Officer through January 3, 1998 (the "Change Date"). As of September 8, 1997 (the "Transition Date" ) the Duties and Authority of the President and Chief Executive Officer will be delegated to the Employee by the then current President and Chief Executive Officer. This delegation of authority will be effective during the period from the Transition Date through the Change Date. As of the Change Date, the Employer hereby agrees to employ and Employee agrees to be employed by the Employer, as President and Chief Executive Officer of the Employer, upon the terms and conditions set forth herein.
          Section 3. Duties and Authority. Subject to the general direction and control of the board of directors of the Employer (the "Board of Directors") and effective as of the Transition Date, the Employee hereby agrees to use his best efforts, including the highest standards of professional competence and integrity, and shall devote his full business time and effort, in and to his employment and the duties of his office hereunder and shall not engage in any other business activity except that Employee may engage from time to time in such personal investment activities, as do not interfere with his day-to-day responsibilities to the Employer. Employee's authority, including without limitation his authority to bind Employer to contracts, instruments and expenditures of any kind and to dispose of or encumber corporate assets, shall not be less than that specified in or incidental to the terms of Section 3.7 of Employer's By-Laws as presently in effect, and not less than that customary to the office of President and Chief Executive Officer of an industrial corporation. At any time when any class of securities of the Employer is registered under section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or when the Employer is required to file reports under section 15 of the Exchange Act: (i) the Employee shall report directly and exclusively to the Board of Directors, and (ii) the Employer shall each year nominate, and make best efforts to cause the election of, the Employee to a seat on the Board of Directors.

     Section 4. Term; Termination; Rights Upon Termination.

    (a) This Agreement shall take effect as of the Effective Date, and shall remain in full force and effect until terminated in accordance with the provisions hereof. Notwithstanding anything else herein contained, the provisions of Sections 6 and 7, and any rights under other provisions hereof which are vested at the time of termination of employment, shall survive the termination of this Agreement and of Employee's employment hereunder.

    (b) The Employer may at any time immediately terminate the employment of the Employee under this Agreement for Cause (as hereinafter defined), upon thirty (30 days) written notice. For purposes of this Agreement, the term "Cause" shall mean gross or willful misconduct leading to his being convicted of a felony. "Cause" shall not include unsatisfactory performance of duties except as provided above. The Employee may at any time immediately terminate his employment under this Agreement for Reason (as hereinafter defined), upon thirty (30 days) written notice. For purposes of this Agreement, the term "Reason" shall mean (x) a material breach by the Employer of any term of this Agreement,
(y) any event of bankruptcy or insolvency in respect of Employer, or (z) any reduction in the duties or authority of Employee to a level less than customary to the office of President and Chief Executive Officer of an industrial corporation (subject to the terms of Employer's By-Laws as presently in effect). Subject to the remainder of this Section 4, either party may at any time terminate the employment of Employee under this Agreement upon ninety (90) days' written notice to the other party, without Cause or Reason, as the case may be.

     (c) In the event that the Employer terminates the employment of the Employee for Cause as described in Section 4(b) hereof, or Employee terminates such employment without Reason, then the Employer shall pay and provide to the Employee at the time otherwise due under Section 5 hereof: all Salary due to the Employee under said Section 5 that had accrued through the time of such termination (whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of Section
5); all benefits due to the Employee under said Section 5 that had accrued through the time of such termination; and all Bonus due to the Employee under said Section 5 that had accrued through the fiscal yearend of the Employer most recently preceding (or coinciding with) the date of such termination (whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of Section 5 ) . In addition to the foregoing, if the Employer terminates the employment of the Employee based upon the Employee becoming "permanently disabled", which shall mean that the occurrence of a mental or physical condition has rendered the Employee incapable of performing his duties for any period of six (6) consecutive months and such incapacity is confirmed as continuing at the end of such period by expert medical opinion, then the Employer shall pay and provide to the Employee, at the time otherwise due under Section 5 hereof: (x) in respect of a period (the "Waiting Period") commencing on the date of such termination and continuing until such time as benefits under both any group long-term disability insurance policy and any supplemental individual long-term disability insurance policy maintained at such time by Employer and covering the permanent disability of the Employee begin to be payable and the Employee begins to receive payments of such benefits under both such policies: (A) all benefits that would have accrued to the Employee under said Section 5 if the Employee had continued to be employed by the Employer under the terms of this Agreement throughout the Waiting Period; and (B) the excess of: (I) all Salary that would have accrued to the Employee at the annual contractual rate under said Section 5 (whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of Section 5) if the Employee had continued to be employed by the Employer under the terms of this Agreement throughout the Waiting Period, over (II) the amount of any cash benefits actually received by Employee in respect of the Waiting Period on account of any group short-term or group or supplemental long-term disability insurance policy maintained by Employer; and (y) an amount (a "Pro Rata Bonus Amount") computed by multiplying
(A) the fraction computed by dividing (.1) the number of days elapsed in the fiscal year in which the termination occurred up to and through the effective date of the termination, by (II) 365, -by (B) the amount of Bonus that would have been due to the Employee under Section 5 hereof if Employee had remained employed under the terms of this Agreement through the end of the fiscal year in which the termination occurs (whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of Section 5).

     (d) In the event that the employment of the Employee is terminated as a result of the death of the Employee, then the Employer shall: (i) pay and provide to the estate, heirs or devisees of the Employee, at the time otherwise due under Section 5 hereof, (A) all Salary due to the Employee under said
Section 5 that had accrued to the time of his death and all Salary that would have accrued to the Employee at the annual contractual rate under said Section 5 if the Employee had continued to be employed by the Employer under the terms of this Agreement for a period of nine (9) months commencing on the date of the Employee's death (in each case whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of Section 5), (B) all Bonus due to the Employee under said Section 5 that had accrued through the fiscal yearend of the Employer most recently preceding (or coinciding with) the date of Employee's death (whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of Section 5), and (C) a Pro Rata Bonus Amount; and
(ii) maintain during the period of nine (9) months commencing on the date of Employee's death, for the benefit of the Employee's family, such of the benefits that would have been provided under Section 5 hereof as apply to Employee's family, including without limitation, group health insurance coverage of substantially the same kind and in no lesser amounts than in effect for the benefit of the members of the Employee's family on the date of the Employee's death.

     (e) In the event that: (A) the Employer shall at anytime terminate the employment of the Employee without Cause, or (B) the Employee shall, terminate his employment for Reason, then, and in each such case, the Employer shall pay and provide to the Employee at the time otherwise due under Section 5 hereof:
(i) all Salary and benefits due to the Employee under said Section 5 that had accrued through the time of such termination and all Salary that would have accrued to the Employee at the annual contractual rate under said Section 5 if the Employee had continued to be employed by the Employer under the terms of this Agreement through the day nine (9) months after the date of such termination of employment (the "Severance Termination Date") (in each case whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of Section 5); (ii) all Bonus due to the Employee under said Section 5 that had accrued through the fiscal yearend of the Employer most recently preceding (or coinciding with) the date of such termination (whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of Section 5); (iii) all benefits due to the Employee under said Section 5 that had accrued through the time of such termination and all benefits that would have accrued to the Employee under said Section 5 if he had continued to be employed by the Employer under the terms of this Agreement through the Severance Termination Date; and (iv) a Pro Rata Bonus Amount.

    (f) All rights of Employee to compensation and benefits under the terms of this Section 4 are absolute with no requirement to mitigate damages. Notwithstanding the foregoing, if the Employee is in fact gainfully employed during any period (a "Severance Period") in respect of which compensation and/or benefits is/are due him under the terms of this Agreement after the termination of his employment under the terms of this Agreement, then any cash amounts actually received by Employee as salary or bonus on account of such subsequent employment in respect of the Severance Period shall operate dollar for dollar as a credit against the amounts due from Employer to Employee in respect of the Severance Period; provided, that the provisions of this sentence shall not apply, and no such offset or credit shall operate (whether dollar-for-dollar or otherwise), if the termination of employment occurs after the completion of a transaction in which substantially all the outstanding voting stock or substantially all the assets of the Employer is or are acquired by any person or group of persons or Employer is party to a merger or consolidation of which Employer is not in economic substance the predominant surviving entity.

     Section 5. Compensation and Benefits.    The Employee shall be
entitled to all benefits and compensation defined in this paragraph effective September 8, 1997.

     (a) The Employee shall be paid salary at an annual rate of $220,000 (the "Salary"), such payments to be made (subject to the provisions of Section 5(c)
of this Agreement) as customarily disbursed by the Employer.   Such Salary shall
be reviewed by the Board of Directors, for possible increase (and in no event for decrease during the term of this Agreement), annually as of September 1 of each year during the term of this Agreement commencing with September 1, 1998, but Employer shall have no obligation to increase the Salary. If any such review results in an increase in the Salary, then the Salary as so increased shall then be the Salary for purposes of this Agreement. The Employer shall promptly reimburse the Employee for all ordinary and necessary expenses incurred by the Employee on behalf of the Employer, upon the presentation of customary vouchers and reimbursement slips. The Employee shall be entitled to participate in all fringe benefits made available under Employer's "exempt" benefits package from time to time to senior executive personnel of the Employer; provided, that the fringe benefits available to the Employee under this Agreement shall in any event include the following: (i) Employer shall maintain at the expense of the Employer, and for the benefit of beneficiaries named by Employee, in addition to any group life insurance policy on the life of Employee provided under such exempt benefits package, a term life insurance policy) throughout the term this Agreement in the amount of $500,000. ii) Employer shall maintain at the expense of the Employer, in addition to any group disability policy provided under such exempt benefits package, a long-term disability policy, for the benefit of Employee throughout the term of this Agreement, with benefits (without offset) equal to 75% of the Salary (without cap) from time to time; (iii) Employer shall provide to Employee the use of an automobile of Employee's choice, to be (or to have been) new when first provided to Employee and to be at any time not more than four years or 75,000 miles old, to be acquired by purchase or lease at Employer's option, and to have a purchase price at the time of such acquisition not greater than $45,000 (such dollar amount to be adjusted for any percentage change in the Consumer Price Index -- All Urban Consumers (U.S.) (or other equivalent index of the Bureau of Labor Statistics (or other federal government agency serving similar function) then available) between the Effective Date and the date of such acquisition of such automobile by the Employer); and (iv) Employee shall be entitled to paid vacation accrued at a rate of 20 business days' vacation per twelve-month period that he is employed under the terms of this Agreement.

     (b) In addition to receiving the Salary, during the term of this Agreement, Employee shall be entitled to participate in any and all cash bonus plans, and other variable compensation arrangements, established for the corporate officers of Employer and approved by the Board of Directors from time to time (any and all such plans and arrangements being hereinafter referred to as "Bonus Plans"). The amount of any bonus earned by the Employee pursuant to any and all Bonus Plans in respect of any fiscal year of the Employer shall hereinafter be referred to as a "Bonus". Except that for FY98, the Employee's base salary for all bonus plan calculations shall be $220,000.00 per annum.

     (c) Employee will be granted stock options in the amount of 72,000 shares at an option price equal to the closing price of company stock on September 8, 1997.

     (d) In the event that the Employer terminates the employment of the Employee without Cause or the Employee terminates such employment with Reason (including death or disability), the Employer will provide to the Employee and the Employee's dependents, Group or Family Health and Dental insurance coverage of substantially the same kind, and in no lesser amounts, than in effect on the Effective Date of this agreement until the Employee's sixty-second (62nd) birthday during any periods between the termination date and the Employee's sixty-second (62nd) birthday during which the Employee is not employed by another employer who offers equivalent or better Group Health and Dental insurance. In the event of the Employee's death prior to the Employee's sixty-second (62nd) birthday, such benefits will be provided to his surviving spouse and/or dependents until the date on which the Employee would have otherwise attained the age of sixty-two (62). The Employee shall make copayments to cover the cost of such insurance coverage during such periods equivalent to the percentage of the total cost of such insurance coverage paid by the Employee as of the Effective Date of this agreement.

     (e) The Employee will be provided on the "Transition Date" with an interest free loan in the amount of $50,000.00 which shall be forgiven over a 5 year period in equal amounts as ordinary income and deducted from any bonus due to the Employee during each of the ensuing 5 years. If the Employee's employment is terminated by the Employer for any reason other than Cause or by the Employee for reason including death or disability, then the remaining unpaid balance will be forgiven by the Employer. In the event that the Employee's employment is terminated by the Employer for Cause or by the Employee without reason (excluding death or disability), the Employee shall repay the unforgiven portion of said loan plus interest at a rate of 2% above the then current prime interest rate as defined in paragraph 5 (f) of this agreement.

     (f) Notwithstanding anything else contained in this Section 5, Employee may, before the first day of any fiscal year of the Employer, by written notice to the Employer irrevocably cause all, or any such portion(s) as such notice may designate, of the Salary and/or Bonus in respect of such ensuing fiscal year to be due and payable at any such date or dates (subsequent to the date or dates when such Salary or Bonus would otherwise, be payable hereunder (each a "Normal Due Date")) as such notice may designate (each a "Deferred Due Date"). From and after each Normal Due Date and until the corresponding Deferred Due Date, the relevant deferred amount of Salary and/or Bonus shall accrue interest at an annual rate two and one-half percentage points (2.5%) less than the rate publicly announced from time to time by Manufacturers and Traders Trust Company as its prime rate (compounded quarterly). The relevant deferred amount and all interest so accrued thereon shall be an unsecured general obligation of Employer, due and payable on the Deferred Due Date.

     Section 6. Level A Agreement. The Level A Employee Agreement dated as March 10, 1995, between Employer and Employee (the "Level A Agreement") shall survive the execution of this Agreement and shall remain in full force and effect in accordance with its terms.

     Section 7.  Miscellaneous.

     (a) All notices given under any provisions of this Agreement shall be in writing and mailed by registered or certified mail, return receipt requested, or delivered by hand, to the Employer to its Secretary at its principal place
of   business, and to the Employee at the address set  forth in the first page of this Agreement, or such other address, in each case, as the addressee shall have last furnished to the communicating party, and shall be effective when received or, if sooner, five days after such mailing.

     (b) Except as otherwise expressly provided herein, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, legal representatives, successors and assigns (whether by purchase, merger or otherwise). Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto, except that Employer may assign its rights hereunder to a successor corporation to Employer.

     (c) This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute but one and the same instrument, and in making proof of this Agreement it shall be necessary to produce only one such counterpart without the necessity of accounting for any other counterparts.

     (d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

     (e) No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in performance of any of the same or any other obligations hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver of rights hereunder, and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving a breach or default hereunder.

     (f) This Agreement may not be amended or modified except by an instrument in writing executed by each of the parties hereto.

     (g) If any provision of this Agreement or the Level A Agreement shall, in whole or in part, prove to be invalid for any reason in any circumstances, such invalidity shall affect only the portion of such provision which shall be invalid and only in such circumstances, and no other portion or provision of this Agreement or the Level A Agreement shall be invalidated, impaired or affected thereby, nor shall be such provision or portion in any other circumstances.

     (h) The headings of sections of this Agreement are for convenience of reference only and are not intended to affect its meaning or construction.

     (i) The validity, enforceability and interpretation of any and all of the provisions of this Agreement shall be determined in accordance with and governed by the laws of the State of New Hampshire, excluding the choice of law rules thereof.

     (j) Each of the parties represents that he or it has not used any employment counselor or other person who would be entitled to any compensation which has not been paid for arranging or obtaining the employment hereby governed.

     (k) Any dispute under or relating to this Agreement shall be resolved promptly by arbitration in New Hampshire by an arbitrator selected by, and under the rules of, the American Arbitration Association; such arbitrator shall have the power to award monetary damages, punitive damages, injunctive relief, costs and attorneys, fees, and other appropriate relief; and judgment upon the award of such arbitrator may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal as of the date first written above.

CHEMFAB CORPORATION

By: /s/  Nicholas Pappas                         Date:   August 12, 1997
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Title:  Chairman Elect - Board of Directors
      -------------------------------------

    /s/  John W. Verbicky, Jr.                    Date:   August 6, 1997
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